January 30, 2017

First Trust Exchange-Traded Fund II
120 East Liberty Drive
Wheaton, Illinois 60187

Ladies and Gentlemen:

      This letter supercedes that certain letter agreement by and among First Trust Portfolios L.P. and First Trust Exchange-Traded Fund II (the "Trust"), dated as of January 12, 2016, with respect to the Trust. It is hereby acknowledged that First Trust Portfolios L.P. serves as the distributor of the shares of each series of the Trust. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), comprised of various exchange-traded funds (each, a "Fund," and, collectively, the "Funds") set forth on Exhibit A attached hereto, which may be amended from time to time.

      It is further acknowledged that the Trust has adopted a Distribution and Service Plan (the "Plan") pursuant to Rule l2b-1 under the 1940 Act with respect to the shares of beneficial interest ("Shares") of the Funds. Pursuant to the Plan, each Fund may bear a fee not to exceed 0.25% per annum of such Fund's average daily net assets.

      The purpose of this letter agreement is to agree and acknowledge that the Funds shall not pay, and we shall not collect, any fees pursuant to the Plan any time before the date set forth on Exhibit A attached hereto for each fund.

                                             Very Truly Yours,

                                             FIRST TRUST PORTFOLIOS L.P.

                                             /s/ James M. Dykas
                                             -------------------------
                                             NAME: James M. Dykas
                                             TITLE: Chief Financial Officer


AGREED AND ACKNOWLEDGED:

FIRST TRUST EXCHANGE-TRADED FUND II

/s/ Donald Swade
-------------------------
NAME: Donald Swade
TITLE: Treasurer

Exhibit A

FIRST TRUST EXCHANGE-TRADED FUND II

FUNDS                                                                             DATE
First Trust STOXXa European Select Dividend Index Fund                      January 31, 2018
First Trust FTSE EPRA/NAREIT Developed Markets Real Estate Index Fund       January 31, 2018
First Trust Dow Jones Global Select Dividend Index Fund                     January 31, 2018
First Trust Global Wind Energy ETF                                          January 31, 2018
First Trust Global Engineering and Construction ETF                         January 31, 2018
First Trust NASDAQa Clean Edgea Smart Grid Infrastructure Index Fund        January 31, 2018
First Trust Indxx Global Natural Resources Income ETF                       January 31, 2018
First Trust Indxx Global Agriculture ETF                                    January 31, 2018
First Trust BICK Index Fund                                                 January 31, 2018
First Trust Nasdaq Smartphone Index Fund                                    January 31, 2018
First Trust NASDAQ Global Auto Index Fund                                   January 31, 2018
First Trust Cloud Computing ETF                                             January 31, 2018
First Trust International IPO ETF                                           January 31, 2018
First Trust Nasdaq Cybersecurity ETF                                        January 31, 2018
First Trust ZyFin India Quality and Governance ETF                          October 3, 2018